EXHIBIT 99.1

DS Healthcare Updates Shareholders on State of the Business and an Operational Restructuring

POMPANO BEACH, FL / ACCESSWIRE / September 5, 2017 / DS Healthcare Group, Inc. (DSKX) ("DSH” or the "Company") announced today that effective September 1, 2017, we finalized a restructuring of the Joint Venture Agreement with Evercare ProHealth Technologies Ltd. (“ECPT”).

Over the past few months, we have made extensive changes within our management. The Board and management have been spending considerable time addressing two litigations, sizable debt, a severe cash crunch and a federal SEC investigation and improving sales.

Regarding litigation, we obtained a settlement of the securities class action suit and the litigation with PhotoMedex (“PHMD”). Although our recent private placement raised sufficient funds to settle with PHMD and provide some funds for working capital, he funds raised were insufficient to address the Company’s cash flow concerns and further the Company’s business.

At this point,we need to raise substantial funds in order to deal with the remaining litigation, legal fees, the federal investigation and, more importantly running the business, manufacturing and sales.

To this end, we have completed certain downsizing efforts and have negotiated a restructuring of the joint venture and funding agreement between the Company and ECPT. We successfully arranged for a return of all Company intellectual properties in this arrangement except for Asia, Australia, Middle East and African regions. DS Lab (“DSL”) continues to be owned by ECPT but the Company will have ability to buy back the Company, at significantly lower cost than initially agreed to, in five years’ time.

We have created a subsidiary which will have the ability to raise funding directly to manage our North American Salon business, the Polaris brand and our e-commerce businesses. In this North American subsidiary, John Power, our Chief Financial Officer/Chief Administrative Officer of DSH, will take the role of Chief Executive Officer. The subsidiary will seek to raise working capital with DSH retaining a significant equity stake, with a minimum interest of 30%, on which it will receive both quarterly royalties and profit participation. The role of Chief Financial Officer of DSH will be transitioned to Robert Bellaflores, our current Controller, over the month of September.

The capital structure of the Mexican subsidiary will be modified by DSH to allow needed working capital to be raised for it. to support the entire South America and Europe product manufacturing and delivery operations. by our present Chief Operating Officer, Fernando Tamez, will continue to manage the Mexican subsidiary. DS Mexico will continue to remain a minimum 51% subsidiary of DSH after this round of financing. Both subsidiaries will hire, from DSH, key employees as required to run the business.

Our goal is that these arrangements will remove our operational cash constraints and enable DSH brand products to be manufactured and shipped around the world.

From the DSH perspective, we expect to receive royalties and dividends from North America and dividends from DS Mexico that will allow DSH to support a leaner company structure without significant management cost. This will enable the company to repay creditors, continue focusing on remaining litigations and regulatory issues and pursue our damage recovery claim against former outside counsel.

We thank our shareholders for being so patient and loyal for the last year and a half. We expect the future to hold significantly more promise.